EXHIBIT 99.1
Phoenix Footwear Group, Inc.

FOR IMMEDIATE RELEASE
PHOENIX FOOTWEAR GROUP, INC. ANNOUNCES
SECOND QUARTER 2005 RESULTS
Carlsbad, California, August 4, 2005 — Phoenix Footwear Group, Inc. (AMEX: PXG) announced today consolidated results for the second quarter ended July 2, 2005. Net sales for the second quarter increased 10.6% to $15.4 million compared to $13.9 million for the second quarter of 2004.
The Company’s financial results for the second quarter of 2005 resulted in a net loss of $1.0 million or $0.14 per diluted share compared to net income of $643,000 or $0.12 per diluted share for the second quarter of 2004. Gross margin for the second quarter of 2005 was 38%, compared to 45% for the second quarter of 2004.
James R. Riedman, Chairman, commented, “Our second quarter results were in line with our revised expectations, reflecting softness at our Altama and Trotters units and, to a lesser extent, the impact of a poor Spring sandal selling season at retail which affected our SoftWalk brand. Nonetheless, we anticipate posting revenue growth at the majority of our brands in the second half of 2005. We also expect to return to profitability in the current quarter and full year. Several factors support our improved outlook, principally the recent resumption of government orders for military boots at Altama, healthy demand for our Fall product lines at Royal Robbins and SoftWalk and an ongoing turnaround at H.S. Trask. We will also benefit from the addition of our recent acquisition of the Chambers Belt Company, which we expect to add approximately $40 million in annualized revenues to our results. As we integrate the Chambers operations and focus on improving our performance across all of our brands, we anticipate generating increased value for our shareholders.”
Richard White, Chief Executive Officer, commented, “Despite our mixed performance in the first half of the year, we are seeing improving sales indicators across most of our brands. Each of our brands has increased retail doors this Spring. The government is now accepting contracted shipments and Altama is posting sales in line with the levels we experienced in late 2004 and early 2005. We are also moving ahead with our efforts to expand Altama’s public safety market penetration. A significant increase in the number of H.S. Trask retail accounts and futures orders leads us to expect solid sales growth at this brand in the second half of 2005. We are very optimistic about Fall sales for SoftWalk, including the launch of our new SoftWalk Lights products and early reorders on key styles moving into the season. Early shipment requests and an expanded cool weather line indicate another strong Fall season for Royal Robbins and interest in the brand continues to expand. Lastly, we expect Trotters to post sales that are negative for the full year. Our Fall interim line has been well received, but we will need to continue to work through our re-positioning efforts over the balance of the year. Positive retailer feedback in our Spring pre-line presentations underscores our expectation that the brand will return to growth in 2006. We are optimistic the investments we are making in our businesses, combined with our recent acquisitions, will lead to improved revenues and profits as the year unfolds.”

Results for the Second Quarter Ended July 2, 2005
Net sales for the second quarter ended July 2, 2005 increased 10.6% to $15.4 million compared to $13.9 million for the second quarter of 2004. This increase includes $3.5 million of new revenue associated with the Altama brand acquisition, completed during the third quarter of 2004, partially offset by a decline in other footwear brand sales.
Gross margin in the second quarter of 2005 was 38% of net sales, compared to 45% in the second quarter of 2004. The decrease in the gross margin percentage was due to the addition of the Altama brand gross margins, which generate lower gross margins than the Company’s other branded products and a higher level of footwear close-out sales as compared to the prior year quarter. Operating expenses for the second quarter of 2005 were $7.1 million or 46% of net sales, versus $5.0 million, or 36% of net sales for the second quarter of 2004. This increase is related to increased legal, acquisition, marketing and employee compensation costs along with operating costs associated with the recently acquired Altama brand.
During the second quarter of 2005, interest expense totaled $533,000, compared to $134,000 in the comparable prior year period. This increase is primarily related to increased acquisition and working capital debt associated with prior years brand acquisitions and higher interest rates.
Results for the Six Months Ended July 2, 2005
Net sales for the six months ended July 2, 2005 increased 28.4% to $41.8 million compared to $32.5 million for the comparable prior year period. This increase includes $10.3 million of new revenue associated with the Altama brand acquisition, completed during the third quarter of 2004, partially offset by a decline in other footwear brand sales.
Gross margin for the six months ended July 2, 2005 was 39% of net sales, compared to 44% for the comparable prior year period. The decrease in the gross margin percentage was due to the addition of the Altama brand gross margins, which generate lower gross margins than the Company’s other branded products and a higher level of footwear close-out sales as compared to the prior year period. Operating expenses for the first six months of 2005 were $15.2 million, or 36% of net sales, versus $10.9 million, or 33% of net sales for the comparable prior year period. This increase is related to increased legal, acquisition, marketing and employee compensation costs along with operating costs associated with the recently acquired Altama brand. Additionally, other expense, net for the current year period includes severance and management restructuring charges totaling $615,000.
During the six months ended July 2, 2005, interest expense totaled $965,000, compared to $304,000 in the comparable prior year period. This increase is related to increased acquisition and working capital debt associated with brand acquisitions and higher interest rates.
UNIT RESULTS
Royal Robbins:
Second quarter 2005 net sales for Royal Robbins were $5.2 million, flat compared to second quarter 2004 levels. For the entirety of the Spring season (January 1 through June 30) Royal Robbins’ sales grew by 17%. The first and third quarters are typically Royal Robbins’ strongest periods, and early third quarter results are encouraging, as key retailers have again requested early delivery of Fall goods. Royal Robbins’ travel related business also continues to grow. Additionally, the brand continues to open new accounts, such as Academy Sports. We continue to expect Royal Robbins to post strong growth for the full year 2005.

SoftWalk:
SoftWalk posted net sales for the second quarter of 2005 of $2.1 million, compared to net sales of $2.8 million for the second quarter of 2004, representing a decline of 23.8%. SoftWalk witnessed less-than-expected reorders due to unseasonable Spring temperatures and weak sandal sales resulting in a 6% decline in total sales for the first half of 2005 compared to the first half of 2004. We are witnessing encouraging third quarter bookings, due to significant account growth and response to our innovative SoftWalk Lights products and several other new key styles. We expect SoftWalk to post growth for the full-year 2005.
Trotters:
Second quarter 2005 net sales for Trotters were $2.9 million, compared to $5.2 million for the second quarter of 2004, representing a decline of 44.0%. For the total Spring season (January 1 through June 30) sales decreased by 34%. It will take the full year to work through the product issues previously discussed. While we expect the brand to experience weakness during 2005, we have witnessed some positive signs for the future. Our modest interim Fall line was well received; in fact, it ranks as one of Trotter’s best product introductions ever. Early Spring 2006 line reviews from key retailers indicates their enthusiasm for our repositioned line direction. Overall we expect Trotters sales for the full-year 2005 to decline compared to full-year 2004.
H.S. Trask:
Net sales for H.S. Trask in the second quarter were $1.6 million, a 133% increase over the comparable prior year period. We continue to witness strength following our rebuilding of the H.S. Trask product line in 2004, as well as the brand’s increased sales force. Significant growth in new, strategic retail accounts, coupled with growing Fall bookings reinforces our expectation of continued growth from H.S. Trask for the full year 2005. However, we expect growth rates to moderate as year over year comparisons become normalized.
Altama:
Altama’s net sales for the second quarter of 2005 decreased 71.5% to $3.5 million, compared to net sales of $12.2 million for the second quarter 2004, prior to our acquisition of the brand. As previously announced, the sales decline for the quarter was attributable to a temporary cessation in Department of Defense (DOD) deliveries at our Altama unit. The DOD has begun to receive shipments in the third quarter and we expect third quarter sales in-line with what we experienced in late 2004 and early 2005. We believe the unit will add sustainable new sales volume as it begins to implement our strategy of diversifying revenues, with new opportunities resulting from safety toe boots, United States Marine Corps certification and its introduction of the EXO- Speed ™ line of public safety footwear during the second half of 2005.
Chambers:
We completed our acquisition of the Chambers Belt Company on June 29, 2005. The business had no impact on our income statement during the second quarter; however its effect is included in the assets and liabilities of our July 2, 2005 balance sheet. This division is anticipating opportunities stemming from tests of several new initiatives in the mass sector beginning with Wal-Mart in August. Additional new growth is anticipated through its new Union Bay license in the moderate retail sector, along with new distribution of branded products in better department stores.

2005 BUSINESS OUTLOOK
The following statements are based on current information and expectations, and actual results may differ materially. The Company can give no assurances that such expectations will prove correct. These statements do not include the potential impact of any mergers, acquisitions or other business combinations that may be completed after August 4, 2005. The Company makes these statements as of today and undertakes no obligation to update this information based on actual results during the period or changes in assumptions or estimates or other changes in the period. While it is currently expected that these business outlook statements will not be updated prior to the release of the Company’s third quarter 2005 earnings announcement, the Company reserves the right to update the outlook for any reason during the quarter, including the occurrence of material events.
The Company continues to expect to report full-year revenues of $100 million to $110 million and diluted EPS of $0.42 to $0.47. This guidance includes the addition of Chambers Belt Company. Also included in projected EPS is $0.14 per share in amortization charges of acquisition-related intangibles and expenses related to employee stock grants in the Company’s 401(k) savings plan.
Second Quarter 2005 Conference Call
The Company will host a conference call to discuss its second quarter 2005 results on August 4th at 10:00 a.m. Eastern Time. To access the conference call, please dial 888-858-4066 (U.S.), 973-935-2402 (Int’l) ten minutes prior to the start time. The conference call will also be available via live webcast on the investor portion of the Company’s website, located at www.phoenixfootwear.com. If you cannot listen to the conference call at its scheduled time, there will be a replay available through Thursday, August 11, 2005, which can be accessed by dialing 877-519-4471 (U.S.), 973-341-3080 (Int’l), passcode 6310441. The webcast will also be archived on the Company’s website for one week.
About Phoenix Footwear Group, Inc.
Phoenix Footwear Group, Inc., headquartered in Carlsbad, California, designs, develops and markets a diversified selection of men’s and women’s dress and casual footwear, belts, personal items, outdoor sportswear and travel apparel. The Company’s moderate-to-premium priced brands include the Trotters®, SoftWalk®, Strol®, H.S. Trask®, and Altama® footwear lines, and the Chambers® accessory and Royal Robbins® apparel lines. Emphasizing quality, fit and traditional and authentic designs, these brands comprise over 100 different styles of footwear, 750 styles of personal accessories, and over 250 styles of apparel products, primarily sold through department stores, specialty retailers and catalogs. Phoenix Footwear Group, Inc. is traded on the American Stock Exchange under the symbol PXG.
Forward-Looking Statements:
This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created thereby. These forward-looking statements include, but are not limited to, statements regarding the expected revenues, profits and earnings per share for the full year 2005, statements regarding future contracts and orders, statements regarding the expected benefits of the Chambers Belt transaction, and the impact of the transaction on Phoenix Footwear’s fiscal 2005 operating results, and/or statements preceded by, followed by or that include the words “believes,” “could,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “projects,” “seeks,” or similar expressions. Investors are cautioned that all forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Many of these risks and uncertainties are discussed in Phoenix Footwear’s

Quarterly Report on Form 10-K for the fiscal year ended January 1, 2005 filed with the Securities and Exchange Commission (the “SEC”), and in any subsequent reports filed with the SEC, all of which are available at the SEC’s website at www.sec.gov. These include without limitation: risks related to the Company’s acquisition efforts, including; the possibility that the Chambers Belt acquisition will not achieve anticipated benefits from the acquisition, or that the Company will not successfully integrate Chambers Belt’s operations without encountering difficulties such as unanticipated costs, possible difficulty in retaining customer, supplier, licensor or manufacturing relationships, the failure to retain key employees, the diversion of management attention or failure to integrate the Company’s information and accounting systems; changing consumer preferences and fashion trends; competition from other companies in the Company’s markets; the concentration of the Company’s sales to a relatively small group of customers; the potential financial instability of the Company’s customers; the Company’s ability to protect its intellectual property rights; the risk of loosing third party trademark licenses; the risks of doing business in international markets; the Company’s reliance on independent manufacturers; disruptions in Altama’s manufacturing system; the Company’s ability to replace revenues from lost sales to the DoD of products planned to be discontinued; the loss of one or more senior executives; adverse changes in U.S. government spending priorities; failure to retain existing U.S. government contracts or win new contracts; failure to obtain option awards, task orders, or funding under contracts; risks of contract performance; risks of contract termination, either for default or for the convenience of the U.S. government; adverse results of U.S. government audits of our U.S. government contracts; risks associated with complex U.S. government procurement laws and regulations; delays in acceptance of delivery of government orders; fluctuations in the price, availability and quality of raw materials; a decline in general economic conditions; the difficulty in evaluating our recent operating results given the significance of the Company’s recent acquisitions to its operations; the risk of dilution to investors and increased leverage from the financing of recent and any future acquisitions; the risk of foreclosure on the Company’s assets by its lenders in the event of a default under it’s secured credit arrangement; the possibility of impairment charges resulting from future adjustments to the value of goodwill recorded in connection with past or future acquisitions; the risk of dilution to stockholders’ ownership percentage as the result of the exercise of outstanding stock options; the negative effect on investment value and growth opportunities from a charge to earnings from the compensation of employees under our employee retirement plan; the control over the Company by a principal stockholder; the Company’s ability to manage inventory levels; and, fluctuations in its financial results as a result of the seasonality in its business. Although the Company believes that the assumptions underlying the forward-looking statements contained herein are reasonable, any of the assumptions could be inaccurate, and therefore, there can be no assurance that the forward-looking statements included in this press release will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by the Company or any other person that the objectives and plans of the Company will be achieved. All forward-looking statements included in this press release are based on our current expectations and projections about future events, based on information available at the time of the release, and the Company assumes no obligation to update any forward-looking statement.
(See Attached Financial Table)

Contacts:

Kenneth Wolf	Todd St.Onge
Chief Financial Officer	Brainerd Communicators, Inc.

Phoenix Footwear Group, Inc.	(212) 986-6667
(760) 602-9688

Phoenix Footwear Group, Inc.
Consolidated Condensed Statement of Operations

	For the Quarter Ended				For the Six Months Ended
	(Unaudited)				(Unaudited)
	July 2,		June 26,		July 2,		June 26,
	2005		2004		2005		2004
Net sales	$15,353,000	100%	$13,876,000	100%	$41,753,000	100%	$32,514,000	100%
Cost of goods sold	9,481,000	62%	7,587,000	55%	25,323,000	61%	18,079,000	56%

Gross profit	5,872,000	38%	6,289,000	45%	16,430,000	39%	14,435,000	44%

Operating expenses:
Selling and administrative expenses	$7,063,000	46%	$5,021,000	36%	$14,608,000	35%	$10,832,000	33%
Other expense, net	2,000	0%	26,000	0%	615,000	1%	60,000	0%

Total operating expenses	7,065,000	46%	5,047,000	36%	15,223,000	36%	10,892,000	33%

(Loss) income from operations	(1,193,000)	-8%	1,242,000	9%	1,207,000	3%	3,543,000	11%

Interest expense	$533,000		$134,000		$965,000		$304,000

(Loss) income before income taxes	(1,726,000)	-11%	1,108,000	8%	242,000	1%	3,239,000	10%

Income tax provision	$(685,000)		$465,000		$102,000		$1,360,000

Net (loss) income	$(1,041,000)	-7%	$643,000	5%	$140,000	0%	$1,879,000	6%

(Loss ) earnings per common share:

Basic	($0.14)		$0.14		$0.02		$0.41
Diluted	($0.14)		$0.12		$0.02		$0.36

Weighted-average shares outstanding:
Basic	7,630,056		4,628,987		7,532,290		4,580,134
Diluted	7,630,056		5,321,659		7,909,540		5,221,499

Phoenix Footwear Group, Inc.
Consolidated Condensed Balance Sheets

	As of	As of
	July 2,	January 1,
	2005	2005
	(Unaudited)
ASSETS

Current assets:
Cash	$670,000	$694,000
Accounts receivable, net	15,288,000	11,177,000
Other accounts receivable	38,000	911,000
Inventories, net	32,229,000	28,317,000
Other current assets	3,809,000	3,227,000

Total current assets	52,034,000	44,326,000

Property, plant & equipment, net	4,054,000	3,530,000
Goodwill & unamortizable intangibles	59,534,000	45,475,000
Intangible assets, net	10,209,000	4,728,000
Other assets	1,178,000	121,000

	$127,009,000	$98,180,000

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$8,173,000	$7,568,000
Accrued expenses	3,581,000	3,543,000
Contingent liability	—	—
Notes payable — current	2,223,000	3,656,000
Deferred Income tax	—	—
Income taxes payable		—
Other liabilities	1,039,000	400,000

Total current liabilities	15,016,000	15,167,000

Notes payable, non-current	46,456,000	22,951,000
Other long term liabilities	3,054,000	1,111,000
Deferred income tax	9,263,000	9,265,000

Total liabilities	73,789,000	48,494,000

Stockholders’ equity	53,220,000	49,686,000

	$127,009,000	$98,180,000

Phoenix Footwear Group, Inc
Condensed Net Sales and Pro-forma Net Sales Information
(Unaudited)
Net Sales by Brand

	Quarter Ended
	July 2,	June 26,	Growth / Decline
	2005	2004	Dollars	Percent
Trotters	$2,912,000	$5,202,000	($2,290,000)	-44.0%
SoftWalk	2,128,000	2,794,000	($666,000)	-23.8%
H.S. Trask	1,668,000	715,000	$953,000	133.3%
Royal Robbins	5,178,000	5,165,000	13,000	0.3%

	11,886,000	13,876,000	(1,990,000)	-14.3%

Altama (1)	3,467,000	12,182,000	($8,715,000)	-71.5%

	$15,353,000	$26,058,000	($10,705,000)	-41.1%

	Six Months Ended
	July 2,	June 26,	Growth / Decline
	2005	2004	Dollars	Percent
Trotters	$7,558,000	$11,500,000	($3,942,000)	-34.3%
SoftWalk	6,365,000	6,798,000	($433,000)	-6.4%
H.S. Trask	3,704,000	2,346,000	$1,358,000	57.9%
Royal Robbins	13,840,000	11,870,000	$1,970,000	16.6%

	31,467,000	32,514,000	(1,047,000)	-3.2%

Altama (1)	10,286,000	24,185,000	($13,899,000)	-57.5%

	$41,753,000	$56,699,000	($14,946,000)	-26.4%

(1)	The Company completed its acquisition of Altama Delta Corporation on July 19, 2004.